UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of Report (date of earliest event reported): October 28, 2009
EMMIS COMMUNICATIONS CORPORATION
(Exact name of registrant as specified in its charter)
INDIANA
(State of incorporation or organization)
0-23264
(Commission file number)
35-1542018
(I.R.S. Employer
Identification No.)
ONE EMMIS PLAZA
40 MONUMENT CIRCLE
SUITE 700
INDIANAPOLIS, INDIANA 46204
(Address of principal executive offices)
(317) 266-0100
(Registrant’s Telephone Number,
Including Area Code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure
On October 28, 2009, the Nasdaq Stock Market (“Nasdaq”) informed Emmis Communications Corporation (the “Company”) that the closing bid price of the Company’s Class A Common Stock (listed on the Nasdaq Global Select Market under the symbol “EMMS”) has been above $1.00 per share for at least ten consecutive trading days and that the Company is now in compliance with Listing Rule 5450 (a)(1) (the “Minimum Bid Price Rule”).
On October 28, 2009, the Hungarian National Radio and Television Board (the “ORTT”) announced that it was awarding to another bidder the national radio license currently held by our majority-owned subsidiary, Slager Radio Co. PLtd. (“Slager”). We believe the award of the license to the other bidder violates, among other things, the ORTT’s own national radio license tender rules, the Hungarian Media Law and European Commission Treaty to which Hungary became a party in 2004, and are vigorously exploring avenues for having the award set aside, including but not limited to litigation in Hungary and in the European Union. If the award remains in effect, Slager would be required to cease to broadcast effective November 19, 2009.
The following table summarizes certain operating results for Slager for the three years ended February 28, 2009, as well as the six-month periods ended August 31, 2008 and 2009:

	Years ended February 28 (29),			Six months ended August 31,
	2007	2008	2009	2008	2009

Net revenues	$18,608	$20,579	$23,911	$12,013	$6,394
Station operating expenses, excluding depreciation and amortization expense	11,644	12,701	13,517	6,603	4,135
Depreciation and amortization	1,547	1,822	1,548	1,018	808
Income before income taxes	5,280	6,123	9,321	4,438	1,488
Provision for income taxes	366	1,083	1,821	804	400

Net income attributable to Emmis	3,626	3,341	5,118	2,401	397
Net income attributable to noncontrolling interests	1,288	1,699	2,382	1,233	691
The following table summarizes the assets and liabilities of Slager as of February 28, 2009 and August 31, 2009:

	February 28, 2009	August 31, 2009

Current assets:
Cash and cash equivalents	$8,985	$3,760
Accounts receivable, net	3,523	4,358
Prepaid expenses	1,170	1,478
Other	415	263

Total current assets	14,093	9,859

Noncurrent assets:
Property and equipment, net	523	480
Intangible assets, net	1,460	629
Other noncurrent assets	127	535

Total noncurrent assets	2,110	1,644

Total assets	$16,203	$11,503

Current liabilities:
Accounts payable and accrued expenses	$2,149	$1,993
Current maturities of long-term debt	1,003	1,008
Accrued salaries and commissions	407	866
Deferred revenue	1,325	1,133

Total current liabilities	$4,884	$5,000

     Note: Certain statements included in this report which are not statements of historical fact, including but not limited to those identified with the words “expect,” “will” or “look” are intended to be, and are, by this Note, identified as “forward-looking statements,” as defined in the Securities and Exchange Act of 1934, as amended. Such statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future result, performance or achievement expressed or implied by such forward-looking statement. Such factors include, among others:
•	general economic and business conditions;

•	fluctuations in the demand for advertising and demand for different types of advertising media;

•	our ability to service our outstanding debt;

•	increased competition in our markets and the broadcasting industry;

•	our ability to attract and secure programming, on-air talent, writers and photographers;

•	inability to obtain (or to obtain timely) necessary approvals for purchase or sale transactions or to complete the transactions for other reasons generally beyond our control;

•	increases in the costs of programming, including on-air talent;

•	inability to grow through suitable acquisitions;

•	changes in audience measurement systems

•	new or changing regulations of the Federal Communications Commission or other governmental agencies;

•	competition from new or different technologies;

•	war, terrorist acts or political instability; and

•	other factors mentioned in documents filed by the Company with the Securities and Exchange Commission.
The Company does not undertake any obligation to publicly update or revise any forward-looking statements because of new information, future events or otherwise
Signatures.
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

EMMIS COMMUNICATIONS CORPORATION
Date: October 30, 2009	By:	/s/ J. Scott Enright
J. Scott Enright, Executive Vice President,
General Counsel and Secretary